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                                                                    EXHIBIT 99.1



            SIMMONS BEDDING COMPANY ANNOUNCES COMPLETED OFFERING OF
                       SENIOR DISCOUNT NOTES BY ITS PARENT

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ATLANTA, December 15, 2004 - Simmons Bedding Company ("Simmons"), a leading manufacturer of premium branded bedding products, today announced that its ultimate parent, Simmons Company ("Parent"), completed a private placement for approximately $165.1 million aggregate gross proceeds from its issuance of 10% senior discount notes due 2014. The notes will rank equally with all of Parent's future unsecured senior debt and, because the notes will not be guaranteed by Simmons or its subsidiaries, the notes will rank effectively junior to all of Simmons' existing debt. The proceeds from the offering were used primarily to make a dividend distribution to the stockholders of Parent and to pay expenses relating to the sale and distribution. Parent is a Delaware corporation affiliated with Thomas H. Lee Partners, L.P.

The notes were offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been, and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act or any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of any offer to buy the notes.

Atlanta-based Simmons Company is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest(R), BackCare(R), BackCare Kids(R), Olympic(R) Queen, Deep Sleep(R), and HealthSmart(TM). The Company operates 17 non-juvenile bedding and three juvenile bedding manufacturing facilities across the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports its mission through a Better Sleep Through Science(R) philosophy, which includes developing superior mattresses and promoting a sound, smart sleep routine. For more information, consumers and customers can visit the Company's website at www.simmons.com.